TERM SHEET FOR REDEMPTION OF
CONVERTIBLE NOTES

This Term Sheet is entered into by and among Kiwa Bio-Tech Products Group Corporation (the “Company”) and AJW Offshore Ltd., AJW Qualified Partners LLC, AJW Partners LLC, and New Millennium Capital Partners II LLC (collectively the “NIR Group.”) as of September 25, 2008.

WHEREAS, the Company issued to the NIR Group Callable Secured Convertible Notes (the “6% Notes”), pursuant to a Securities Purchase Agreement dated as of June 29, 2006 (the “Purchase Agreement”);

WHEREAS, on January 31, 2008 the Company issued to the NIR Group Callable Secured Convertible Notes (the “2% Notes”) in connection with outstanding interest accrued on the 6% Notes;

WHEREAS, pursuant to Section 4(e) of the Purchase Agreement, the NIR Group has certain rights of participation with respect to new equity financings (or debt financings with an equity component) (the “Participation Right”); and

WHEREAS, the Company is seeking to obtain new financing and desires to prepay all amounts outstanding under the 6% Notes and 2% Notes, including principal and accumulated interest.

NOW THEREFORE, both parties agree on the following terms and conditions:

●	NIR Group waives its participation right with respect to any new financing that closes before October 31, 2008;

●	NIR Group hereby agrees to suspend conversions of principal and accrued interest under the 6% Notes and 2% Notes from September 25, 2008 until October 31, 2008;

●
The Company agrees that if a new financing is completed, all of the6% Notes and 2% Notes held by NIR Group shall be redeemed for an aggregate payment of $2,400,000 (the “Payment Amount”), which, when paid will constitute final settlement and satisfaction of all outstanding claims amounts due to NIR Group under such Notes.

●	The Company shall pay NIR Group the Payment Amount within thirty (30) days of the closing of new financing, but no later than October 31, 2008.

●
The Company hereby agrees that if payment of the Payment Amount is not made to NIR Group by October 31, 2008, the 6% Notes and 2% Notes shall automatically be amended to remove any and all limitations on NIR Group’s right to convert the 6% Notes and 2% Notes pursuant to Section 1.2(a) of the 6% Notes and 2% Notes or the Acknowledgement and Agreement Regarding Terms of 6% Secured Convertible Notes, by and among the signatories thereto, and all rights and consents hereby granted by NIR Group to the Company to raise new financing shall be null and void as if never granted.

AJW OFFSHORE, LTD.
AJW QUALIFIED PARTNERS, LLC
AJW PARTNERS, LLC	KIWA BIO-TECH PRODUCTS GROUP
NEW MILLENNIUM CAPITAL PARTNERS II, LLC	CORPORATION

By: /s/ COREY S. RIBOTSKY	By:/s/WEI LI
Corey S. Ribotsky	Wei Li
Managing Member	Chief Executive Officer